Exhibit 10.8

June 1,2021

To Non-Employee Members of the Board of Directors of Gogo Inc. (the “Board”):

Amendment to Non-Employee Director Options and Deferred Stock Units

On March 30, 2021, the Board resolved that upon a director’s Retirement from the Board, the vesting of such director’s equity grants will accelerate to the Retirement date. Grants made on and after June 30, 2021 will include this provision.

This letter will serve as an amendment to the terms of the currently outstanding and unvested stock options and deferred stock units issued by Gogo Inc. to you on June 30, 2020, September 30,2020, December 31, 2020, and March 31, 2021 (the “Awards”), as set forth in the Notices of Grant, Stock Option Agreements and Deferred Stock Unit Agreements (the “Award Agreements”) under the Amended and Restated Gogo Inc. 2016 Omnibus Incentive Plan.

Notwithstanding anything to the contrary contained in the Award Agreements,

•	Acceleration of Vesting. Upon a director’s Retirement, all theretofore unvested Awards will immediately become fully vested.
•

Definition of Retirement. For purposes of the foregoing, the term “Retirement” shall mean your voluntary or involuntary termination of service on the Board, other than by reason of death, Disability, or removal for Cause (as defined in the applicable Award Agreement), occurring on or after the date on which either (x)you reach the age of 65 or (y) your age plus years of service on the Board equal seventy-five (75).

•	Effective Date. This amendment is effective as of June 1, 2021.

/s/ Marguerite M. Elias
Marguerite M. Elias
Executive Vice President
General Counsel and Secretary

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